UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                 Amendment No. 1

                         SBA Communications Corporation
                         ------------------------------
                                (Name of Issuer)

                              Class A Common Stock
                              --------------------
                         (Title of Class of Securities)

                                    78388J106
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 78388J106                   13G                      Page 2 of 6 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gotham Capital V, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            272,500
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 272,500

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           272,500
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP No. 78388J106                   13G                      Page 3 of 6 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gotham Asset Management (US), LP (formerly known as
           The Gotham Fund, LP)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 1 on Schedule 13G (this "Amendment No. 1") amends the
Schedule 13G which was filed on July 16, 2002 (the "Schedule 13G") with respect to the Class A Common Stock ("Class A Stock") of SBA Communications Corporation (the "Company"). This Amendment No. 1 is being filed to report, among other things, that Gotham V, LLC, a Delaware limited liability company ("Gotham V"), and Gotham Asset Management (US), LP (formerly known as The Gotham Fund, LP), a Delaware limited partnership (together with Gotham V, the "Reporting Persons"), hold less than 5% of the total outstanding Class A Stock.

Item 4:             Ownership:
------              ---------

Item 4 of the Schedule 13G is hereby amended and restated in its entirety as follows:

A.   Gotham Capital V, LLC
     ---------------------
     (a) Amount beneficially owned: 272,500
     (b) Percent of class: 0.6%. The percentages used herein and in the rest of this Amendment No. 1 are calculated based upon the 45,562,784 shares of Class A Stock stated to be issued and outstanding as of November 8, 2002, as reflected in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed as of November 14, 2002.
     (c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: -272,500-
          (ii)  Shared power to vote or direct the vote: -0-
          (iii) Sole power to dispose or direct the disposition: -272,500-
          (iv)  Shared power to dispose or direct the disposition: -0-

B.   Gotham Asset Management (US), LP (formerly known as The Gotham Fund, LP)
     ------------------------------------------------------------------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0.0%.
     (c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: -0-
          (ii)  Shared power to vote or direct the vote: -0-
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv)  Shared power to dispose or direct the disposition: -0-

Item 5:             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

Item 5 of the Schedule 13G is hereby amended and restated in its entirety as follows:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10:            Certification:
-------             -------------

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2003

                                        GOTHAM CAPITAL V, LLC

                                        By: /s/ Joel M. Greenblatt
                                            ------------------------------
                                            Name:  Joel M. Greenblatt
                                            Title: Manager


                                        GOTHAM ASSET MANAGEMENT (US), LP

                                        By: Gotham Asset Management G.P. LLC,
                                            general partner

                                        By: Gotham Capital V, LLC,
                                            sole member

                                        By: /s/ Joel M. Greenblatt
                                            ------------------------------
                                            Name:  Joel M. Greenblatt
                                            Title: Manager



                               [SIGNATURE PAGE TO
                         AMENDMENT NO. 1 TO SCHEDULE 13G
                 WITH RESPECT TO SBA COMMUNICATIONS CORPORATION]